Exhibit (d)(8)

i2 TECHNOLOGIES, INC.
STOCK OPTION AGREEMENT

RECITALS

A.    The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.    Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

C.    All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1.    Grant of Option.    The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2.    Option Term.    This option shall have a term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraphs 5 or 6.

3.    Limited Transferability.    This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee.

4.    Dates of Exercise.    This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.    Cessation of Service.    The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date and any Post-Service Shares acquired upon exercise of this option shall be subject to cancellation should any of the following provisions become applicable:

(i)    Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of twelve (12) months

(commencing with the date of such cessation of Service) during which to exercise this option, provided Optionee satisfies the Non-Compete Covenant during such twelve (12)-month period. In no event shall this option be exercisable at any time after the Expiration Date.

(ii)    Should Optionee die while this option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this option. Such right shall lapse and this option shall cease to be outstanding upon the earlier of (A) the expiration of the twelve (12)- month period measured from the date of Optionee’s death or (B) the Expiration Date.

(iii)    Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

(iv)    For purposes of this Agreement, Optionee’s period of Service shall not include any period of notice of termination of employment, whether expressed or implied. Optionee’s date of cessation of Service shall mean the date upon which Optionee ceases active performance of services for the Corporation following the provision of such notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee’s contract of employment.

(v)    During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. To the extent Optionee is not vested in the Option Shares at the time of Optionee’s cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares.

(vi)    This option shall terminate immediately and cease to be outstanding upon breach by Optionee of the Non-Compete Covenant.

(vii)    If Optionee breaches the Non-Compete Covenant at any time during the twelve (12) month period following Optionee’s cessation of Service, then the certificates for the Post-Service Shares (together with any other assets or securities attributable thereto) shall, immediately upon such breach, be surrendered to the Corporation for cancellation concurrently with the payment of the aggregate exercise price paid for such shares to Optionee (or any holder of the

Post-Service Shares), and Optionee (or any holder of the Post-Service Shares) shall cease to have any further rights or claims with respect to such Post-Service Shares (or other assets or securities attributable thereto).

(viii)    Should Optionee’s Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

6.    Special Acceleration of Option.

(a)    In the event of a Corporate Transaction, the exercisability of this option, to the extent outstanding at such time but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of the Corporate Transaction, become exercisable for any or all of the Option Shares at the time subject to this option as fully-vested shares of Common Stock. No such acceleration of this option, however, shall occur if and to the extent: (i) this option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the Option Shares for which this option is not exercisable at the time of the Corporate Transaction (the excess of the Fair Market Value of such Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent pay-out in accordance with the same exercise schedule in effect for the option pursuant to the option exercise schedule set forth in the Grant Notice. The determination of option comparability under clause (i) shall be made by the Plan Administrator, and such determination shall be final, binding and conclusive.

(b)    Immediately following the Corporate Transaction, this option, to the extent not previously exercised, shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

(c)    If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

(d)    This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.    Adjustment in Option Shares.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8.    Stockholder Rights.    The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9.    Manner of Exercising Option.

(a)    In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)    Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

(ii)    Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)    cash or check made payable to the Corporation;

(B)    a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 14;

(C)    shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(D)    through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable written instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

(iii)    Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv)    Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all income and employment tax withholding requirements applicable to the option exercise.

(b)    As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c)    In no event may this option be exercised for any fractional shares.

10.    Proprietary Information and Non-Competition.    Optionee acknowledges that the Corporation’s business success requires the protection of its trade secrets and proprietary or otherwise confidential information. Optionee hereby affirms and renews the obligation to protect the Corporation’s confidential information, as set forth and defined in the agreement between the Corporation and Optionee regarding protection of confidential information (which may be entitled “Employee Proprietary Information Agreement”).

The Corporation hereby agrees to upon execution of this Agreement (and hereafter throughout Optionee’s employment) provide Optionee with confidential information and immediate vesting in 1% of the Option Shares subject to this Option (as indicated in the vesting schedule set forth in the Notice of Grant), and by signing this Agreement, Optionee acknowledges delivery and receipt of same. Optionee further acknowledges that in and as a result of his or her employment by Corporation, he or she will be making use of, acquiring, accessing, and/or adding to such confidential information. Optionee recognizes that access to and knowledge of this information is essential to the performance of Optionee’s duties hereunder. Optionee acknowledges and agrees that Corporation’s confidential information is a valuable, special, and unique asset of Corporation and such confidential information is extremely important in the software industry. Optionee acknowledges that the disclosure of any confidential information may cause imminent harm and substantial, irreparable injury, including loss of profit and other damages such as loss of goodwill and a decrease in market share which are difficult to calculate. Optionee further acknowledges that Corporation retains a proprietary interest in its confidential information that persists beyond the termination of Optionee’s employment or this Agreement. Optionee further acknowledges that the preservation and protection of the confidential information is an essential part of Optionee’s employment by and business relationship with Corporation and that Optionee has a duty of fidelity and trust to Corporation in handling the confidential information.

For good and valuable consideration (including the Corporation’s agreement to provide Optionee with confidential information and the immediate vesting of 1% of the Option Shares subject to this Option), it is agreed as follows:

(a)    Optionee acknowledges that the confidential information which the Corporation is obligated to provide to him or her is special and unique, and that in exchange for Optionee’s agreement to be bound by the provisions of this Paragraph, Optionee is receiving access to the confidential information and the immediate vesting of 1% of the Option Shares subject to this Option. Optionee further acknowledges that the restrictions contained in this Paragraph are specifically designed to enforce his or her agreement to never use or disclose the Corporation’s confidential information. Optionee further acknowledges that the restrictions in this Paragraph as to time, geographical area, and scope of activity to be restrained are reasonable, and do not impose a greater restraint than necessary to protect the Corporation’s confidential information, goodwill, and other legitimate business interests. Accordingly, Optionee agrees that during the term of his or her employment and for a period of twelve (12) months from the date his or her employment with the Corporation terminates, for whatever reason:

(i)    Optionee shall not provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a position that has substantially the same functions and/or responsibilities as the position occupied by the Optionee at the time of Optionee’s cessation of service. Nor shall Optionee provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a capacity in which Optionee would be in a position to use or disclose the Corporation’s confidential information (whether for the benefit of the Optionee or the competitor, or to the detriment of the Corporation). For the purposes of this covenant a competitor shall mean any corporation, partnership, or other entity that (i) is doing business in the geographic region in which Optionee was employed by the Corporation and (ii) is engaged in a business or has one or more product lines competitive with the Corporation.

(ii)    Optionee shall not request, advise or suggest to any customer of the Corporation, nor shall Optionee directly or indirectly assist any other person or entity to request, advise, or suggest to any customer of the Corporation, that the Customer curtail, cancel or withdraw its business from the Corporation or that the Customer not expand its relationship with the Corporation.

(iii)    Optionee shall not directly or indirectly solicit or accept the business of any customer or prospect of the Corporation with whom Optionee (i) had contact during the Optionee’s last twelve (12) months of employment with the Corporation, or (ii) had access to the Corporation’s confidential information with respect to the customer or prospect during the last twelve (12) months of employment with the Corporation.

(iv)    Optionee shall not induce or solicit any employee of the Corporation to leave the employ of the Corporation.

(b)    If any restriction set forth in this Paragraph is held by any court of competent jurisdiction to be unenforceable, then Optionee agrees, and hereby submits, to the reduction and limitation of such restriction to such geographic area, range of activities or period as may be enforceable.

(c)    Optionee acknowledges that because he or she will have knowledge of and exposure to Corporation’s confidential information, the Corporation has the right to enforce this Agreement, and any of its provisions, by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights or remedies the Corporation may have for breach of this Agreement. Optionee agrees that injunctive relief is appropriate to enforce this Paragraph of this Agreement, and expressly consents to the entry of such relief.

11.    Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

12.    Successors and Assigns.    Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

13.    Notices.    Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee’s signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14.    Financing.    The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a promissory note. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

15.    Construction.    This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

16.    Governing Law.    The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Texas without resort to that State’s conflict-of-laws rules.

17.    Authorization to Release Necessary Personal Information.

(a)    Optionee hereby authorizes and directs Optionee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including, but not limited to, Optionee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all options or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Data may be transferred to the Corporation or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of Options under the Plan or with whom shares of Common Stock acquired upon exercise of this option or cash from the sale of such shares may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee’s residence. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Corporation or any of its Subsidiaries, or to any third parties is necessary for Optionee’s participation in the Plan.

(b)    Optionee may at any time withdraw the consents herein, by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the option, and Optionee’s ability to participate in the Plan.

18.    No Entitlement or Claims for Compensation.

(a)    The grant of options under the Plan is made at the discretion of the Plan Administrator, and the Plan may be suspended or terminated by the Corporation at any time. The grant of an option in one year or at one time does not in any way entitle Optionee to an option grant in the future. The Plan is wholly discretionary in nature and is not to be considered part of Optionee’s normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the option is an extraordinary item of compensation which is outside the scope of Optionee’s employment contract (if any).

(b)    Optionee shall have no rights to compensation or damages as a result of Optionee’s Cessation of Service for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from Optionee’s ceasing to have rights under or be entitled to exercise this option as a result of such cessation or from the loss or diminution in value of such rights. If Optionee did acquire any such rights, Optionee is deemed to have waived them irrevocably by accepting the option.

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify i2 Technologies, Inc. (the “Corporation”) that I elect to purchase              shares of the Corporation’s Common Stock (the “Purchased Shares”) at the option exercise price of $             per share (the “Exercise Price”) pursuant to that certain option (the “Option”) granted to me under the Corporation’s 2001 Non-Officer Stock Option/Stock Issuance Plan on             , 200  .

Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

                            ,
Date

Optionee

Address:

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:
Employee Number:

APPENDIX

The following definitions shall be in effect under the Agreement:

A.    Agreement shall mean this Stock Option Agreement.

B.    Board shall mean the Corporation’s Board of Directors.

C.    Code shall mean the Internal Revenue Code of 1986, as amended.

D.    Common Stock shall mean the Corporation’s common stock.

E.    Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)    a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)    the sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F.    Corporation shall mean i2 Technologies, Inc., a Delaware corporation.

G.    Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H.    Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

I.    Exercise Price shall mean the exercise price per share as specified in the Grant Notice.

J.    Expiration Date shall mean the date on which the option expires as specified in the Grant Notice.

K.    Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)    If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any

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successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.    Grant Date shall mean the date of grant of the option as specified in the Grant Notice.

M.    Grant Notice shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

N.    Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

O.    Non-Compete Covenant shall mean Optionee’s covenant not to compete as set forth in Paragraph 10.

P.    Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Q.    Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

R.    Option Shares shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

S.    Optionee shall mean the person to whom the option is granted as specified in the Grant Notice.

T.    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty

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percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

U.    Permanent Disability shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

V.    Plan shall mean the Corporation’s 2001 Non-Officer Stock Option/Stock Issuance Plan.

W.    Plan Administrator shall mean either the Board or a committee of Board members, to the extent the committee is at the time responsible for the administration of the Plan.

X.    Post-Service Shares shall mean the Option Shares which are acquired more than three (3) months following Optionee’s cessation of Service.

Y.    Service shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

Z.    Stock Exchange shall mean the American Stock Exchange or the New York Stock Exchange.

AA.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

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